Lease Contract

Lessor: Qingdao Yamai Real Estate Development Co., Ltd. (Hereinafter referred to as “Party A”)

Legal Representative: XuZhongju

Business License Registration Number: 370212228053377

Registered Address: No. 72 East Hong Kong Road, Qingdao City

Tel: 0532-85881558 Fax: 85877888

Post Code: 266071

Lessee: Benefactum Alliance Business Consultant (Beijing) Co., Ltd. Qingdao Branch (Hereinafter referred to as “Party B”)

Legal Representative: Li Wei

Business License Registration Number or ID Card Number: 370202330020910

Registered Address: 19F, Yamai International Center, No. 7 Middle Hong Kong Road, Shinan District

Tel: 0532-68895736 Fax:

According to the laws and regulations of the People’s Republic of China, on the basis of equality, voluntariness and consensus after negotiation, Party A and Party B breach the agreement on the house lease as follows:

Article I. Leased Object and Area

Leased Object: 19F, Yamai International Center, No. 7 Middle Hong Kong Road, Shinan District, Qingdao City, Construction Area 664.5 square meters (including the equally shared area)

Article II. Rental Purpose

Party B’s use purpose for the rental premises is commercial office.

Article III. Lease Term

The lease term is from October 1, 2014 to September 30, 2017.

Article IV. House Rent, Rental Deposit and Other Expenses and Payment terms

4.1 Rent

The rent for the first year is 1,100,000 yuan, in capital: One Million One Hundred Thousand yuan.

The rent for the second year is 1,100,000 yuan, in capital: One Million One Hundred Thousand yuan.

The rent for the third year is 1,100,000 yuan, in capital: One Million One Hundred Thousand yuan.

The house rent does not include the property management fee as stipulated in this contract and the other related fees payable by Party B.

4.1.1 Within 3 business days after signing this contract, Party B shall pay the rent of the first quarter of this first year, which is Two Hundred and Seventy-five Thousand yuan (Postponed in case of statutory holidays). If Party B defaults, this contract will not take effect, and Party A will not keep the leased house for Party B.

4.1.2 The subsequent rent shall be paid by Party B before January 1, April 1st, July 1 and October 1 every year respectively to Party A as the lump sum payment of the house rent for the next quarter.

4.2 Rental Deposit: Party B agrees to pay RMB Fifty Thousand yuan at the same time when it pays the first quarter house rent as the rental deposit. Party A shall provide a receipt to Party B after receiving the payment.

4.2.1 The purpose of rental deposit: Upon the expiration of the performance of this contract, Party B causes the damage to the rental premises, the building where the rental premises is located, equipment and facilities, Party A shall be entitled to directly deduct the amount from the rental deposit, and claim for the insufficiently separately.

4.2.2 Upon the termination of the performance of the contract when Party B returns the rental premises, it shall handle the rental premises return formalities in accordance with the relevant provisions of Party A or the property company, and the items and facilities in the premises are in good conditions upon the returning of the premises as confirmed by Party A or the property company; during the lease period, Party B does not violate the agreement in this contract and pays off the rent, management fee and other fees payable, Party A shall refund the rental deposit in full to Party B within 10 days since the expiration of this contract without interest.

Article V. Delivery Standard, Renovation, Repair and Maintenance

5.1 After the signing of this contract, Party B performs the obligation of the payment of the rent for the first quarter and the, rental deposit. Party A issues “Notice on Lodging” and deliver the house. Party B takes the notice and goes to the property management center to handle the lodging formalities.

5.2 When Party B is handling the lodging formalities or applying for the renovation and decoration for the rental house, it shall strictly abide by the related regulations of the property management center, perfect the review, approval and registration formalities, and read the technical requirements related to the decoration of the building carefully, and comply with the stipulations of the “Yamai International Center Management Statute” signed with the property company.

5.3 After Party B obtains consent from Party A in written, and has submitted the required decoration for the rental house, renovation application, guarantee and layout plan, water and electricity drawing and the approval document from the relevant state departments to Party A for record, Party B shall have the right to perform decoration and renovation to the rental premises.

5.4 During the premises decoration and renovation, Party B shall ensure that its decoration and renovation behavior will not damage the rental premises, the building and the surrounding environment, etc. Otherwise, Party B shall undertake all the responsibilities for any losses caused by the decoration and renovation of Party B.

5.5 For the damages to the rental house, equipment and facilities due to the decoration, renovation or improper use of Party B, Party B shall be responsible to restore the premises to its original state as per the requirements of Party A (The maintenance fee shall be borne by Party B), and shall compensate for all the losses thus incurred.

5.6 Upon the termination of the performance of the contract when Party B returns the rent premises, Party B shall be responsible to remove the mobile facilities and equipment added by Party B, and the other items shall become the property of Party A free of charge.

5.7 Under the premise of complete formalities, Party B is allowed to make company logo at the floor of the rental premises, and all the responsibilities and costs shall be borne by Party B.

Article VI. Change, Cancellation, Termination and Renewal of the Contract

6.1 Under one of the following circumstances, this contract is terminated naturally:

1) Expiry of the lease term

2) Party A and Party B agree to cancel this contract

3) Force majeure causes the purpose of this contract cannot be realized

6.2 Should Party A have one of the following circumstances, Party B has the right to unilaterally terminate the contract:

1) Do not deliver the house as agreed and overdue for 30 days;

2) The premises are not in conformity with the contract upon delivery, which serious influences Party B to use;

3) For the reason attributable to Party A, Party B cannot use the premises normally.

6.3 Should Party B have any of the following circumstances, Party A shall have the right to unilaterally terminate the contract and take back the premises:

1) Do not pay the rent according to the agreement in the contract and overdue for 15 days;

2) Do not use the lease premises according to contract agreement and thus cause the damage and destroy of the premises;

3) Without Party A’s permission alter the purpose of the rental premises, sublet to a third party, dismantle, change or damage the structure of the rental premises;

4) Make use of the rental premises to engage in illegal activities, and damage the interests of the public.

6.4 The contract can be cancelled upon the occurrence of the aforementioned articles, in addition, if the other circumstances occur as agreed in the other terms of the contract for the cancellation and termination of the contract, the contract can be cancelled or terminated according to the agreement.

6.5 Upon the expiration of this contract, if Party B intends to continue the renting, it shall submit the application in written to Party A two months prior to the expiration of this contract. Under the condition of the same lease terms, Party B shall enjoy the priority to rent the premises stipulated in the contract. With the consent of both parties after negotiation, Party A and Party B shall sign the premise lease contract again

6.7 If Party B does not submit the formal application in written to Party A two months prior to the expiration of this contract, it shall be regarded by Party A that Party B will not renew the rental. Party A or its representative or authorized person shall have the right, under the premise of notification to Party B in advance, to accompany a third party to enter into the leased premises to visit without affecting Party B’s normal office work.

Article VII. Breach of Contract and Liability for Breach of Contract

7.1 If Party B is overdue in the payment of the premises rent up to 15 days, Party A will regard Party B as no longer performing this contract. Party A shall have the right to take back the leased premises upon expiry, and Party B shall pay to Party A equivalent to two months of rent for the liability of breach of contract.

7.2 Party B shall use rental premises in accordance with the contract agreement properly, and shall undertake the corresponding liability to compensate for the damages and destroy to the rental premises.

7.3 After the expiration of this contract and Party A and Party B do not renew contract, Party B shall return the rental premises within 10 days upon the expiration day of the contract, for failure to return the rental premises within the period and the losses thus incurred shall be borne by Party B.

7.4 With Party A’s written consent, Party B shall not sublet at will; With Party A’s written consent for sublet, the sublease contract between Party B and the third person shall not violate the items stipulated in this contract and shall be submitted to Party A for record.

7.5 If Party A takes back the rental premises in advance, Party A shall inform Party B two month in advance, and shall take back the premises in advance only with the consent of Party A and Party B, and shall refund the rest of the rent to Party B; if Party B returns the premises in advance, agreed by both parties rear can take back in advance, it shall inform Party A two months in advance, and shall actively cooperate with the other clients of Party A to visit the premises. After both parties fulfill their obligation to inform in advance, the other party shall not hold the first party accountable, and the rent shall be settled according to the actual amount incurred.

7.6 During the lease term, if Party B finds out the damage of the leased premises and requires for maintenance, Party A shall start the repair and maintenance immediately after receiving Party B’s written notice, except that the damage to the rental premises or equipment is caused by Party B.

7.7 If Party A fails to repair timely as agreed, Party B shall have the right to repair by itself, and the repair expenses thus incurred shall be borne by Party A. The expenses for the repair of the damages caused by Party B shall be borne by Party B.

7.8 If any party violates the agreement in the contract, and cause actual losses to the observant party, the breaching party shall compensate for all the losses thus incurred to the observant party.

Article VIII. Disclaimer

8.1 With the notification in written by Party A or the property company entrusted by Party A 24 hours in advance, the public facilities are suspended to perform the necessary or routine building maintenance, Party A shall not liable for the downtime (under emergency situations, including but not limited to, emergency power shut off, water pipe burst, etc., no prior notice required).

8.1 “Force Majeure” includes but is not limited to, government behavior, natural disasters, war or any other similar events.

Article IX. Notice and Change

9.1 For the aforementioned written notice, consent, consultation and all the written correspondence required shall be deemed as having been received by the other party when they are signed for by the other party or when the registered mail has been signed for by the other party.

9.2 Both parties agree that except for the agreement in this contract, further change to the content shall be agreed both the parties through consultation and written agreement shall be reached before the change takes effect. Any oral notice, phone call or facsimile shall not be used as the basis of the contract change.

Article X. Contract coming into effect and the mode of dispute resolution

10.1 This contract shall be established after the signing of the legal representative or authorized trustee or with the official seal of the company, and shall take effect after Party B performs the obligations stipulate in article 4. 1. 1 of this contract.

10.2 Issues not stipulated in this contract can be settled in accordance with the relevant provisions of the Contract Law of the People’s Republic of China after consultation by both parties, with the signing of the supplementary agreement, which shall have the same legal effect as this contract.

10.3 All the disputes arising from or in connection with the performance of this contract shall be settled through friendly negotiation by both parties. Should the negotiation fail to settle the disputes, either party can initiate legal proceedings to the People Court of Laoshan District, Qingdao City.

10. 4 This contract is in quadruplicate, with both parties holding two each.

Article XI The contract attachments include:

1. Business license copy of Qingdao Yamai Real Estate Development Co., Ltd.;

2. Organization code certificate copy of Qingdao Yamai Real Estate Development Co., Ltd.;

3. Ownership certificate copy of the housing in the rental area under this contract in the Yamai International Center Building;

4.Business license copy of Benefactum Alliance Business Consultant (Beijing) Co.,Ltd, Qingdao Branch;

5, Tax registration certificate copy of Benefactum Alliance Business Consultant (Beijing) Co.,Ltd, Qingdao Branch.

Seal: Qingdao Yamai Real Estate Development Co., Ltd. Party A: Legal Representative: EntrustedSignor: Date: (month) (date), 2014	Seal: Benefactum Alliance Business Consultant (Beijing) Co.,Ltd, Qingdao Branch Party B: Legal Representative: EntrustedSignor: Date: (month) (date), 2014